EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


         We consent to (a) the incorporation by reference in this registration statement of Krantor Corporation on Form S-3 of our reports dated March 18, 1998 and April 4, 1997 on our audits of the consolidated financial statements and financial statement schedules of Krantor Corporation as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1997, 1996, 1995 and 1994 which reports are included in the 1997 Annual Report on Form 10-KSB and 1996 Annual Report on Form 10-K, which are incorporated by reference in this Registration Statement on Form S-3 and (b) the reference to us under the heading "Experts" in the Prospectus which is part of said Registration Statement.


BELEW AVERITT LLP


Dallas, Texas

May 8, 1998


                                     EX-12